CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #906 and Amendment #907 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated May 29, 2026 on the financial statements and financial highlights of Osterweis Fund, Osterweis Strategic Income Fund, Osterweis Growth & Income Fund and Osterweis Opportunity Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2026 Annual Financial Statements in Form N-CSR, which is incorporated by reference into the Statement of Additional Information.

                        /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 30, 2026